UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

LUNA INNOVATIONS INCORPORATED
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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April 25, 2011

Dear Stockholders:

We are pleased to invite you to the annual meeting of Luna Innovations Incorporated to be held at the Roanoke Higher Education Center, Claude Moore Education Complex, 109 North Henry Street, Roanoke, Virginia 24016 on Tuesday, May 24, 2011, at 9:00 a.m. Your vote is very important.

At the meeting you will be asked to (1) elect three individuals to serve as Class II members of Luna’s Board of Directors; (2) ratify the appointment of Grant Thornton LLP as Luna’s independent registered public accounting firm for the fiscal year ending December 31, 2011; and (3) if properly presented at the annual meeting, vote on a stockholder proposal to amend our bylaws to fix the size of the Board of Directors at seven (7) members and remove the Board’s ability to change the size of the Board.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE

FOR EACH OF THE BOARD’S DIRECTOR NOMINEES ON PROPOSAL 1,

FOR PROPOSAL 2 AND AGAINST PROPOSAL 3.

The Board of Directors and management of Luna are focused on growing our business, enhancing stockholder value and capitalizing on our strengths in order to continue the momentum we have achieved in the third and fourth quarters of 2010 and the first quarter of 2011. Since overcoming the various challenges we faced in 2009 and early 2010, our Board and management have set and achieved significant goals, enabling Luna to move forward and build on our solid foundation. Luna’s management has made great progress and is enthusiastic to build on our momentum in 2011.

NEW CHIEF EXECUTIVE OFFICER

TO CONTINUE THE COMPANY’S MOMENTUM AND LEAD IT INTO THE FUTURE

Your Board of Directors is excited to announce that we have hired Mr. My E. Chung to serve as the Company’s chief executive officer and president, effective as of April 25, 2011.

Mr. Chung is an experienced and successful leader in the technology field and we are extremely excited that he has chosen to join Luna.

•

Since September 2009, Mr. Chung has served as the senior vice president of worldwide sales for Sunrise Telecom, a publicly held provider of communications test and measurement solutions for telecom, cable, and wireless networks.

•

Prior to joining Sunrise Telecom, Mr. Chung served as president and CEO of Circadiant Systems, Inc., a provider of optical test systems to optical component developers, network equipment manufacturers and telecom service providers. He was instrumental in the sale of Circadiant to JDS Uniphase Corporation in 2008.

•

Previously, Mr. Chung served as group president of Spirent Communications, where he developed and executed strategies that transformed Spirent into a market leader in the communication test and monitoring industry.

MOVING FORWARD AND MAINTAINING MOMENTUM

•

Recent Financial Success. We made substantial financial progress in the third and fourth quarters of 2010, including achieving positive operating cash flow for two consecutive quarters for the first time since our IPO in 2006. Our adjusted EBITDA of nearly $3 million in 2010 represented a 25% increase over 2009. Our net loss, which includes the effects of our Chapter 11 reorganization, Hansen litigation and certain non-cash charges (all of which are excluded from our adjusted EBITDA), decreased 87.2% from $20.4 million in 2009 to $2.6 million in 2010.[1] A contributing factor to our improved financial results was our focus on finding increased efficiencies in our operations. We believe that we will continue to see improvements in our operating results in 2011 with continued growth in our product and license revenues, improvement in our bottom line, and improved cash flow.

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Increased Focus on Profitable Business. Keeping with management’s goal of shifting focus to our more profitable business segments, we increased our products and licensing segment revenue 29% in 2010 compared to 2009. With this renewed focus on products and licensing, we have achieved strong results in sales of our fiber-optic products and we continue to expand our capabilities in sensing technologies. Our partnerships with Intuitive Surgical, Inc. and Hansen Medical, Inc. offer increased opportunities to develop our shape sensing and position tracking capabilities in the medical robotics field.

•

Maintain Commitment to Strategic Technology Development. We have also continued to focus on technology development in the form of government-funded projects through the Small Business Innovation Research program and through our Secure Computing and Communications (“SCC”) group. The value of our technology development contract research backlog increased from $19.6 million at the end of 2009 to $26.3 million at the end of 2010. We view our SCC group to be particularly strategic, and we believe that the SCC group is well positioned to continue to grow as the government increases spending on cyber-security initiatives.

We believe that under Mr. Chung’s leadership, Luna is now poised to build on its recent financial and business success moving forward.

[1]	Adjusted EBITDA is a non-GAAP financial measure. For important information concerning Adjusted EBITDA, including a reconciliation to GAAP net loss, see Appendix A.

POSSIBLE PROXY CONTEST

Unfortunately, while we are in the process of successfully executing our turn-around and bringing in new management, Dr. Kent Murphy, one of Luna’s directors and our company’s founder and former chief executive officer, has notified us that he intends to launch a proxy contest to solicit your support in a self-serving campaign to nominate two of his own candidates for election to the Board. He has also advised us that he intends to propose an amendment to our bylaws to restrain the Board’s ability to change the size of the Board from seven directors, which we believe is inconsistent with good corporate governance principles, as it would restrict the Board’s ability to add talented directors. We believe that if he moves forward, his campaign will be a costly and disruptive distraction to the progress that Luna is making. The Board believes that these actions are not in your best interest and urges you not to sign or return any proxy card that Dr. Kent Murphy may send you.

Please sign, date and return the enclosed WHITE proxy card as soon as possible, or vote by telephone or on the Internet following the instructions on the enclosed WHITE proxy card, to make sure that your shares are represented at the annual meeting.

Your vote is important. Please vote only using the enclosed WHITE proxy card. Discard any proxy cards that are sent to you by Dr. Kent Murphy.

If you have any questions or need assistance in voting your shares, please call MacKenzie Partners, Inc., the firm assisting the Board of Directors in the solicitation of proxies, by phone at (800) 322-2885 (toll-free) or (212) 929-5500 (call collect), or by email at proxy@mackenziepartners.com.

Sincerely,

Richard W. Roedel
Chairman of the Board of Directors

Important Information

On April 18, 2011, Luna Innovations Incorporated (the “Company”) filed a definitive proxy statement with the Securities and Exchange Commission (the “SEC”) in connection with the Company’s upcoming 2011 annual meeting of stockholders. Stockholders are advised to read the Company’s definitive proxy statement and any other relevant documents filed by the Company with the SEC before making any voting or investment decision because they contain important information. The definitive proxy statement is, and any other relevant documents and other material filed with the SEC concerning the Company will be, when filed, available free of charge at http://www.sec.gov and at http://www.viewourmaterials.com/luna. In addition, copies of the proxy materials may be requested from the Company’s proxy solicitor, MacKenzie Partners, Inc., by telephone at (800) 322-2885 (toll-free) or (212) 929-5500 (call collect), or by email at proxy@mackenziepartners.com.

Additional Information Concerning Participants in Solicitation

Information required to be disclosed with regard to the Company’s directors, director nominees, officers and employees who, under the rules of the SEC, are considered to be “participants” in the Company’s solicitation of proxies from its stockholders in connection with its 2011 annual meeting of stockholders may be found in the Company’s definitive proxy statement for its 2011 annual meeting of stockholders, as filed with the SEC on April 18, 2011. By virtue of My E. Chung’s designation as the Company’s chief executive officer and president, and Mr. Chung’s appointment to the Board, Mr. Chung is now deemed to be a participant in the Company’s solicitation of proxies under SEC rules. Accordingly, the below information is being provided concerning Mr. Chung to supplement the disclosure in the Company’s definitive proxy statement concerning the participants in the Company’s solicitation:

My E. Chung serves as our chief executive officer and president and as a director of the Company. His business address is c/o Luna Innovations Incorporated, 1 Riverside Circle, Suite 400, Roanoke, Virginia 24016.

Mr. Chung is party to an employment agreement with the Company, pursuant to which he serves as the Company’s chief executive officer and president. Mr. Chung has neither purchased nor sold any securities of the Company within the past two years. In connection with the effectiveness of Mr. Chung’s employment on April 25, 2011, he will receive an option grant to purchase 300,000 shares of common stock at an exercise price equal to the closing price of the common stock on the Nasdaq Capital Market on the date of grant, which will vest over five years, with 40% of the option vesting on the two-year anniversary of the date of grant and the remainder vesting in 36 equal monthly installments thereafter.

Except as described herein, neither Mr. Chung nor any of his affiliates or associates: (i) directly or indirectly beneficially owns any shares of our common stock or any securities of any subsidiary of ours; (ii) has had any relationship with us in any capacity other than as a stockholder, employee, officer or director; (iii) has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at our 2011 annual meeting of stockholders; (iv) has entered into any agreement or understanding with any person respecting any future employment by us or any of our affiliates or any future transactions to which we or any of our affiliates will or may be a party; (v) is or has been party to any contract, arrangement or understanding within the past year with any person with respect to any of our securities, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies; or (vi) is or has been a party to any transaction or series of transactions since January 1, 2009, or has knowledge of any currently proposed transaction or series of proposed transactions, (A) to which we were or are to be a party, (B) in which the amount involved exceeds $120,000 and (C) in which any participant or affiliate or associate of any participant had, or will have, a direct or indirect material interest.

Forward-Looking Statements

Statements in this material regarding the Company’s outlook for future periods constitute “forward-looking” statements based on current expectations within the meaning of the Securities Exchange Act of 1934. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company or industry results to be materially different from any results, performance or achievements expressed or implied by such forward-looking statements. These factors include, without limitation the fact that the Company’s outlook for 2011 and beyond could change, management transitions are inherently risky, the Company’s product and license segment and/or technology development business segment could fail to grow for a number of reasons, including from decreased sales and/or government funding, and also include, without limitation, those risks and uncertainties set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 and other filings with the SEC. Such filings are available at the SEC’s website at www.sec.gov, and at the Company’s website at www.lunainnovations.com. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements to reflect future events or developments.

APPENDIX A

Non-GAAP Measures

In evaluating the operating performance of its business, the Company’s management excludes certain charges and credits that are required by generally accepted accounting principles (“GAAP”). These non-GAAP results provide useful information to both management and investors by excluding items that the Company believes may not be indicative of its operating performance, because either they are non-cash items or they are unusual items that the Company does not expect to recur in the ordinary course of its business or are unrelated to the ongoing operation of the business in the ordinary course. These non-GAAP measures should be considered in addition to results and guidance prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results. In this letter, the Company has disclosed its Adjusted EBITDA, which is a non-GAAP measure, for 2009 and 2010. Adjusted EBITDA has been reconciled to net loss, the most directly comparable GAAP financial measure, below:

Luna Innovations Incorporated

Reconciliation of Adjusted EBITDA to Net Loss

	Year ended December 31,
	2010	2009
	(Unaudited)	(Unaudited)
Net loss	$(2,620,030)	$(20,444,581)
Interest	474,408	503,699
Taxes	—	600,000
Depreciation and amortization	1,331,802	1,853,188
Impairment of intangible assets	—	1,310,598

EBITDA	(813,819)	(16,177,096)
Share-based compensation	3,448,330	3,216,780
Litigation reserve	—	9,669,728
Costs of reorganization and Hansen litigation	296,683	5,629,145

Adjusted EBITDA	$2,931,194	$2,338,557

A-1